UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 8, 2008

WEST COAST BANCORP

(Exact name of registrant as specified in charter)

Oregon

(State or other jurisdiction of incorporation)

0-10997

(SEC File Number)

93-0810577

(IRS Employer Identification No.)

5335 Meadows Road, Suite 201

Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(503) 684-0884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 8, 2008, West Coast Bancorp (the "Company") announced that it will record a fourth quarter 2007 provision for credit losses of $30.0 million on a pre-tax basis, of which $27.8 million will be associated with expected losses in the Company's two-step residential construction loan portfolio. After taking into account the provision for credit losses, the Company expects a loss per diluted share for the fourth quarter of 2007 in the range of ($.46) to ($.50) and earnings per diluted share for full-year 2007 in the range of $1.02 to $1.06. West Coast Bank’s (the “Bank’s”) total capital ratio will be approximately 10.50%, or well capitalized according to regulatory guidelines, at December 31, 2007, compared to10.23% at year end 2006 and 10.57% at September 30, 2007.

At December 31, 2007, outstanding loan balances in the two-step portfolio were $263 million and unused commitments for the portfolio totaled $79 million. The allowance for credit losses for the two-step portfolio was $5.2 million at September 30, 2007. After net charge-offs in the two-step portfolio of $1.9 million in the fourth quarter and the provision for credit losses for the portfolio described above, the allowance for credit losses in the two-step portfolio will be $31.1 million at December 31, 2007. The Bank will record actual loan charge-offs in the two-step portfolio against the associated allowance for credit losses. Nonperforming assets associated with the two-step portfolio were $23.8 million at December 31, 2007.

The fourth quarter provision for credit losses in the two-step portfolio reflects the Company's current assessment of the anticipated losses within the portfolio. The Company expects the fourth quarter provision for credit losses and the resulting year end allowance for credit losses to be adequate to cover anticipated losses in this portfolio based on information currently available to it. However, given the current volatility in the permanent residential mortgage market and the uncertainty regarding residential real estate values within our markets, there can be no assurance that the reserve will be sufficient.

The two-step residential construction loan program was discontinued on October 19, 2007. Under the two-step program, the Company's banking subsidiary, the Bank made loans to individual borrowers seeking to finance construction of residential properties. The program was referred to as the "two-step" program because each project involved a two-step financing process – the initial construction financing that was provided by the Bank and the secondary, or "take-out," financing typically by third parties. The program began in the first quarter of 2002, but activity in the program did not accelerate significantly until early 2005.

The Company's total allowance for credit losses will be $54.9 million at December 31, 2007, following total net charge-offs of $3.6 million in the fourth quarter and after taking into account the planned total provision for credit losses of $30.0 million. Total nonperforming assets were $29.7 million at December 31, 2007.

A copy of the press release announcing the special provision is furnished as Exhibit 99.1 to this report and incorporated by reference.

Statements in this report (including information incorporated by reference from its exhibits) regarding future events, performance, or results are "forward-looking statements"

within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA. Examples of forward-looking statements in this report include projections of the Company's earnings or losses and future trends with respect to the Company's provision for credit losses and non-performing assets. Actual results could be quite different from those expressed or implied by the forward looking statements. Forward looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them to reflect changes that occur after that date. Do not unduly rely on forward looking statements. A number of factors could cause results to differ significantly from the Company's current expectations, including, among others, a downturn in the economy, a specific industry sector, or the real estate market in the Company's market areas, a rapid change in interest rates, decreases in the value of real estate that serves as collateral for many loans, an inability of borrowers in the two step program to find permanent financing or sell their homes, and other factors identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, including under the heading "Forward Looking Statement Disclosure" and in Item IA. Risk Factors, as updated in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2007.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits: The following exhibits are filed with this Form 8-K:

99.1 Press Release dated January 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this release to be signed on its behalf by the undersigned thereunto duly authorized.

WEST COAST BANCORP
Dated: January 8, 2008	By:	/s/ Richard R. Rasmussen
Richard R. Rasmussen Executive Vice President, General Counsel and Secretary